Exhibit 23.1




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Rediff.com India Limited on Form F3 of our report dated April 29, 2004 (which report expresses an unqualified opinion and include explanatory paragraphs referring to the existence of the Company's general purpose financial statements prepared in accordance with accounting principles generally accepted in India and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles Assets) and our report relating to the financial statement schedule dated April 29, 2004, both appearing in the Annual Report on Form 20-F (File No. 000-30735) of Rediff.com India Limited for the year ended March 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, Haskins & Sells

Mumbai, India

February 2, 2005